EXHIBIT 7
This form is intended to assist state nonmember banks and savings banks with state publication requirements. It has not been approved by any state banking authorities. Refer to your appropriate state banking authorities for your state publication requirements.
R E P O R T   O F   C O N D I T I O N

WILMINGTON TRUST COMPANY	of	Wilmington

Name of Bank		City
in the State of Delaware, at the close of business on September 30, 2010:

ASSETS	Thousands of Dollars
Cash and balances due from depository institutions:	815,920
Securities:	578,878
Federal funds sold and securities purchased under agreement to resell:	25,000
Loans and leases held for sale:	5,772
Loans and leases net of unearned income, allowance:	6,595,790
Premises and fixed assets:	116,882
Other real estate owned:	36,090
Investments in unconsolidated subsidiaries and associated companies:	1,206
Direct and indirect investments in real estate ventures:	5,553
Intangible assets:	6,239
Other assets:	513,451
Total Assets:	8,700,781

LIABILITIES	Thousands of Dollars
Deposits	7,066,266
Federal Funds Purchased and Securities Sold Under Agreements to Repurchase	314,979
Other borrowed money:	78,917
Other Liabilities:	428,918
Total Liabilities	7,889,080

EQUITY CAPITAL	Thousands of Dollars
Common Stock	500
Surplus	579,976
Retained Earnings	339,476
Accumulated other comprehensive income	(108,251)
Total Equity Capital	811,701
Total Liabilities and Equity Capital	8,700,781